=================================================================

                    SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(A)
             OF THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT No.    )
                                      ---

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                     STEEL TECHNOLOGIES INC.
----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)

----------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

     ------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

     ------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

     ------------------------------------------------------
(5)  Total fee paid:

     ------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount Previously Paid:

     ------------------------------------------------------
(2)  Form, Schedule or Registration Statement No.:

     ------------------------------------------------------
(3)  Filing Party:

     ------------------------------------------------------
(4)  Date Filed:

     ------------------------------------------------------

================================================================

                     STEEL TECHNOLOGIES INC.

                           ----------

            Notice of Annual Meeting of Shareholders
                 To Be Held on January 25, 2001



     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of STEEL TECHNOLOGIES INC. (the "Company") will be held at the Louisville Marriott East, 1903 Embassy Square
Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky, on
Thursday, January 25, 2001 at 9:00 A.M. (Eastern Standard Time), for the following purposes:

     (1) To elect one class of three directors for a term expiring in 2004;

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on December 8, 2000 are entitled to notice of and to vote at the Annual Meeting. In the event the Annual Meeting should be adjourned to a date or dates later than May 25, 2001, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.


                              By Order of the Board of Directors


                              JOHN M. BAUMANN, JR.
                              Secretary


15415 Shelbyville Road
Louisville, Kentucky 40245
December 15, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                     STEEL TECHNOLOGIES INC.
                     15415 SHELBYVILLE ROAD
                   LOUISVILLE, KENTUCKY 40245

                           ----------

                         PROXY STATEMENT

          This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Steel Technologies Inc., a Kentucky corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held at 9:00 A.M. (Eastern Standard Time), on Thursday, January 25, 2001, at the Louisville Marriott East, 1903 Embassy Square Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of the meeting.

          Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for the nominees for election as directors. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date, or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

          The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

          The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. Votes withheld from the election of any nominee for director will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and will not be entitled to vote with respect to that matter.

          This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about
December 15, 2000.

                        VOTING SECURITIES

          Only shareholders of record at the close of business on December 8, 2000 are entitled to vote at the Annual Meeting or any adjournments within 120 days thereof. As of December 8, 2000, there were 10,316,251 shares of the Company's Common Stock outstanding and entitled to vote.

          Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting, except that cumulative voting applies in the election of directors. Under cumulative voting, the holder of each share of Common Stock has the right to cast as many votes in the aggregate as he owns shares of such stock, multiplied by the number of directors to be elected, and each shareholder may cast the whole number of such votes for one nominee or distribute such votes in any proportion among two or more nominees.

          The following table sets forth certain information regarding those persons known to management of the Company to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock and the ownership of such Common Stock by all directors and officers of the Company as a group:

                                  AMOUNT AND NATURE     PERCENT
                                    OF BENEFICIAL          OF
   NAME AND ADDRESS              OWNERSHIP (1)(2)(3)   CLASS (1)
   ----------------              -------------------   ---------

Merwin J. Ray ....................   1,442,551  (4)       13.98%
 15415 Shelbyville Road
 Louisville, Kentucky  40245

Dimensional Fund Advisors Inc. ...     915,400  (5)        8.87%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California  90401

Bradford T. Ray ..................     529,202  (6)        5.13%
 15415 Shelbyville Road
 Louisville, Kentucky  40245

All directors and officers
 as a group (22 persons) .........   3,086,854  (7)       29.92%

---------------

(1) The table reflects share ownership and the percentage of such ownership as of December 8, 2000.

(2) Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Common Stock owned by him or it.

(3) Information with respect to beneficial ownership has been obtained from the Company's shareholder records and from information provided by shareholders.

(4) Includes 28,844 shares held by Mr. Ray's wife. Also includes 62,500 shares subject to outstanding options under the Company's stock option plans which are either presently exercisable or will become exercisable within 60 days.

(5) Based upon a Schedule 13F filed on September 30, 2000 with the Securities and Exchange Commission by Dimensional Fund
     Advisors Inc. Includes 915,400 shares held with sole voting power.

(6) Includes 4,985 shares held by Mr. Ray's wife; 53,241 shares held by Mr. Ray's children; and 74,500 shares subject to outstanding options under the Company's stock option plans which are either presently exercisable or will become exercisable within 60 days.

(7) Includes 428,500 shares subject to outstanding options under the Company's stock option plans which are either presently exercisable or will become exercisable within 60 days.

          See "Election of Directors" below for share ownership information with respect to nominees for election as directors and continuing directors.



                 ITEM I.  ELECTION OF DIRECTORS

          The Board of Directors is presently divided into three classes consisting of three directors each. Each class is elected for a three-year term expiring in successive years. The nominees for election as Class II directors are Mr. Michael J. Carroll, Mr. Howard F. Bates, Jr., and Mr. William E. Hellmann. The Directors were most recently elected by the shareholders at the 1998 annual meeting for a three-year term expiring at the 2001 Annual Meeting. If elected, Messrs. Carroll, Bates and Hellmann will hold office for a three-year term expiring in 2004 and until their respective successors have been elected and qualified.

          Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the three nominees receiving the greatest number of votes for Class II directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the three nominees for Class II directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board of Directors. The Board of Directors has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

          The following table contains certain information regarding each of the nominees for election as directors at this year's annual meeting and each continuing director. Each of these individuals has furnished the respective information shown. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of Common Stock owned by him.

                                                 SHARES OF COMMON STOCK
                                                 BENEFICIALLY OWNED AS
                                                  OF DECEMBER 8, 2000
                                         YEAR    ----------------------
           NAME AND                     FIRST       NUMBER     PERCENT
     PRINCIPAL OCCUPATION               BECAME        OF          OF
        OR EMPLOYMENT            AGE   DIRECTOR     SHARES      CLASS
     --------------------        ---   --------     ------     -------

NOMINEES FOR DIRECTORS

CLASS II
(TERM EXPIRING IN 2004)

Michael J. Carroll .............. 43     1992     135,114 (1)  1.31%
  President &
  Chief Operating Officer

Howard F. Bates, Jr. ............ 54     1985      83,353 (2)    *
  Vice President -
  Technical Services

William E. Hellmann ............. 51     1985       4,717 (3)    *
  Member,
  Stites & Harbison, PLLC

CONTINUING DIRECTORS

CLASS III
(TERM EXPIRING IN 2002)

Merwin J. Ray ................... 71     1971   1,442,551 (4)  13.98%
  Chairman of the Board

Bradford T. Ray ................. 42     1989     529,202 (5)   5.13%
  Vice Chairman &
  Chief Executive Officer

Doug A. Bawel ................... 45     1999      11,423        *
  President, Jasper Engine &
  Transmission Exchange

                                                 SHARES OF COMMON STOCK
                                                 BENEFICIALLY OWNED AS
                                                  OF DECEMBER 8, 2000
                                         YEAR    ----------------------
           NAME AND                     FIRST       NUMBER     PERCENT
     PRINCIPAL OCCUPATION               BECAME        OF          OF
        OR EMPLOYMENT            AGE   DIRECTOR     SHARES      CLASS
     --------------------        ---   --------     ------     -------

CLASS I
(TERM EXPIRING IN 2003)

Ralph W. McIntyre                 78     1973     322,947 (6)    3.13%
  Retired President,
  Warren Tool Corporation

Jimmy Dan Conner                  47     1995       8,941 (7)    *
  President,
  Old Colony Insurance
  Service, Inc.

Andrew J. Payton                  42     1997       7,834        *
  Owner and President,
  Professional Search Consultants
  (executive and professional
  recruiting services)

---------------
*  Less than 1%

(1) Includes 31,164 shares held by Mr. Carroll's children. Also includes 56,500 shares subject to outstanding options under the Company's stock option plans which are either presently exercisable or will become exercisable within 60 days.

(2) Includes 55,500 shares subject to outstanding options under the Company's stock option plans which are either presently exercisable or will become exercisable within 60 days.

(3) Includes 1,574 shares, the receipt of which has been deferred under the nonemployee directors' stock plan.

(4) Includes 28,844 shares held by Mr. Ray's wife. Also includes 62,500 shares subject to outstanding options under the Company's stock option plans which are either presently exercisable or will become exercisable within 60 days.

(5) Includes 4,985 shares held by Mr. Ray's wife; 53,241 shares held by Mr. Ray's children; and 74,500 shares subject to outstanding options under the Company's stock option plans which are either presently exercisable or will become exercisable within 60 days.

(6) Includes 48,469 shares held by Mr. McIntyre's wife. Also includes 1,574 shares, the receipt of which has been deferred under the nonemployee directors' stock plan.

(7) Includes 3,149 shares, the receipt of which has been deferred under the nonemployee directors' stock plan.

NOMINEES FOR DIRECTORS

          Mr. Michael J. Carroll has served as President & Chief Operating Officer of the Company since November 1999. He previously held the positions of Executive Vice President from January 1995 to November 1999, Senior Vice President--Sales of the Company from April 1993 to January 1995, and Vice President-Sales from July 1987 to April 1993.

          Mr. Howard F. Bates, Jr. has served as Vice President-
Technical Services of the Company since November 1981.  From
August 1977 to November 1981, he held the position of Manager of Technical Services.

          Mr. William E. Hellmann is a member in the law firm of Stites & Harbison, PLLC, Louisville, Kentucky. Stites & Harbison serves as general counsel to the Company.

CONTINUING DIRECTORS

          Mr. Merwin J. Ray has served as Chairman of the Board of the Company since its incorporation in 1971. He previously held the position of Chief Executive Officer from May 1985 to November 1999 and President from 1971 to May 1985. Mr. Ray is the father of Bradford T. Ray, Vice Chairman & Chief Executive Officer of the Company.

          Mr. Bradford T. Ray has served as Vice Chairman of the Board & Chief Executive Officer of the Company since November 1999. He previously held the positions of President & Chief Operating Officer from November 1994 to November 1999, Executive Vice President from April 1993 to November 1994, and Vice President-Manufacturing from January 1987 to April 1993.

          Mr. Doug A. Bawel has served as President of Jasper
Engine & Transmission Exchange since 1987. He has over 25 years in the automotive industry and is a well-known lecturer on the subject of the automotive aftermarket.

          Mr. Ralph W. McIntyre retired October 1, 1987 as
President of Warren Tool Corporation, Warren, Ohio, a manufacturer of hand tools. He had held that position for more than the previous five years.

          Mr. Jimmy Dan Conner is the current President of Old Colony Insurance Service, Inc., Crestwood, Kentucky. He has held that position since January 1993. From June 1991 to January 1993, Mr. Conner served as an account executive with Old Colony Insurance Service.

          Mr. Andrew J. Payton is the owner and President of Professional Search Consultants, an executive and professional recruiting and consulting firm located in Louisville, Kentucky. Prior to acquiring Professional Search Consultants in 1995, Mr. Payton served as the Director of Administration for the law firm of Brown, Todd & Heyburn PLLC, Louisville, Kentucky, from October 1993 to January 1996, and Director of Marketing for Brown, Todd & Heyburn PLLC from October 1988 to October 1993.

MEETINGS OF THE BOARD

          The Board of Directors met four times during fiscal
2000. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

COMMITTEES OF THE BOARD

          The Board of Directors has standing Compensation and Audit Committees. Members of the Compensation Committee are Messrs. McIntyre, Conner, Payton, and Bawel. The Compensation Committee, which met four times in fiscal 2000, considers and recommends to the Board of Directors the compensation of the Company's executive officers. In addition, the Compensation Committee administers the Company's stock option plans, including the granting of stock options under such plans. The Audit Committee, which met four times in fiscal 2000, is chaired by Mr. Payton, and also includes Messrs. Bawel, Conner, Hellmann, and McIntyre. Each member of the Committee is independent as defined in the listing standards of the National Association of Securities Dealers, on which the Company's common stock is listed. The principal functions and responsibilities of the Audit Committee, are to (i) monitor the integrity of the Company's financial process and systems of internal controls regarding finance, accounting, and legal compliance; (ii) monitor the independence and performance the Company's independent accountants; and (iii) provide an avenue of communication among the independent accountants, management and the Board of Directors regarding the Audit Committee's duties and responsibilities. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy Statement as Exhibit A.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          In fiscal 2000, none of the executive officers of the Company served on the compensation committee or on any other committee of the board of directors performing similar functions of any other entity, any of whose officer or directors served on the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

          Directors who are not officers or employees of the Company receive an annual fee of $20,000 for their services as a director and are reimbursed for travel and other expenses incurred in connection with their attendance at meetings of the Board. All nonemployee directors who, as of the first day of any calendar year, have not attained the age of 60, receive one-half of their annual retainer fee in the form of shares of Steel Technologies Common Stock. Any nonemployee director may elect to receive all of the remaining portion of his or her annual retainer fee in the form of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. Mr. Carroll failed to timely file, by less than one month, one such report covering one transaction made by each of his children. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to all other of its officers and directors were complied with during fiscal 2000.

                     EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

          The following table sets forth cash and certain other compensation for the fiscal years ended September 30, 2000, 1999, and 1998 paid or accrued by the Company, and its subsidiaries, as well as the stock awards granted, to the Company's Chief Executive Officer and its four other most highly compensated executive officers.

                   SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                         ANNUAL COMPENSATION          COMPENSATION
                                         -------------------          ------------
                                                                      SECURITIES
                                                                       UNDERLYING
                                                            OTHER     STOCK OPTION      ALL
        NAME AND                                            ANNUAL       AWARDS        OTHER
   PRINCIPAL POSITION          YEAR   SALARY    BONUS    COMPENSATION  (# SHARES)  COMPENSATION (3)
   ------------------          ----   ------    -----    ------------  ----------  ----------------

Merwin J. Ray                  2000  $275,000  $182,408    (1) (2)          0          $7,200
  Chairman of the Board (1)    1999   268,846   255,813    (1) (2)       10,000         7,200
                               1998   255,000   122,984   $61,000(1)     50,000         7,200

Bradford T. Ray                2000   241,250   166,990   250,000(4)        0           7,200
  Vice-Chairman &              1999   210,385   222,993      (2)         10,000         7,200
  Chief Executive Officer (4)  1998   200,000   105,414      (2)         30,000         7,200

Michael J. Carroll             2000   203,751   155,589      (2)            0           7,200
  President &                  1999   180,385   203,208      (2)         10,000         7,200
  Chief Operating Officer      1998   170,000    87,846      (2)         25,000         7,200

Howard F. Bates, Jr.           2000   143,750    68,403      (2)            0           7,200
  Vice President -             1999   135,385   105,210      (2)          5,000         7,200
  Technical Services           1998   125,000    70,276      (2)         10,000         7,200

Joseph P. Bellino (5)          2000   166,000    68,403      (2)         10,000         7,200
  Chief Financial Officer and  1999   156,924    95,086      (2)         10,000         7,200
  Treasurer                    1998   140,192    32,727      (2)         25,000           0

---------------

(1) Amount includes approximately $56,000 in 1998 for personal use of certain company aircraft. The decrease in 1999 and 2000 attributable to personal use of the aircraft results from a change to the SIFL method of valuation approved by the Internal Revenue Service.

(2) Amount does not exceed 10% of salary and bonus.

(3) Amount reported for each individual includes the company contribution to the Company's 401(k) defined contribution plan.

(4) Amount includes $250,000 execution bonus required by the Employment Agreement.

(5) Mr. Bellino was appointed Chief Financial Officer in October
    1997.

EMPLOYMENT AGREEMENT

   Effective March 16, 2000, the Company entered into an Employment Agreement with Bradford T. Ray (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Ray will serve as Vice Chairman of the Board of Directors & Chief Executive Officer of the Company at an annual base salary of $250,000, subject to an annual review by the Compensation Committee to determine whether an increase is advisable. In addition to his base salary, Mr. Ray is eligible to participate in the Company's cash bonus plan and other employee benefit plans available to the Company's executive officers. The Employment Agreement has a term of four years and, pursuant to its terms, Mr. Ray received a $250,000 execution bonus upon entering into the Employment Agreement. The Employment Agreement provides that Mr. Ray shall receive a retention bonus in the amount of $175,000 on the last day of each of the four years of the Employment Agreement payable if, and only if, Mr. Ray is employed by the Company on each corresponding date.

   The Employment Agreement provides that, if Mr. Ray terminates his own employment during the four-year term of the Employment Agreement or the Company terminates Mr. Ray "for cause," Mr. Ray would be prohibited from competing, directly or indirectly, with the Company as defined in the Employment Agreement.

   The Employment Agreement provides that, if the Company terminates Mr. Ray "without cause," he shall be entitled to receive a lump sum benefit equal to one time the sum of his base salary and an amount equal to all bonuses paid to him by the Company for the 12 month period immediately preceding the date of his termination. If Mr. Ray dies during the term of the Employment Agreement, in addition to any death benefits payable under life insurance or other Company's employee benefit plans, the Company will pay to the estate of Mr. Ray a death benefit equal to 50% of his base salary plus an amount equal to all bonuses he would have received through the end of the next four fiscal quarters following his death. If Mr. Ray dies, becomes disabled, or has his employment terminated without cause, the Company will continue to pay any medical and life insurance premiums for Mr. Ray and his dependants for the remainder of the term of the Employment Agreement with the beneficiary of the policy making the same contributions.

   The Employment Agreement provides that Mr. Ray shall execute and deliver a Promissory Note to the Company and receive a four-year loan in the amount of $700,000 with an interest rate of 6.56% (the "Note"). The Note requires annual principal payments of $175,000. The Employment Agreement provides that accrued interest due annually under this Note shall be forgiven in the event that Mr. Ray remains employed by the Company up to, and including, the date that Note payments are due and payable. The Employment Agreement also provides that Mr. Ray's compensation will be grossed up, as defined in the Employment Agreement, to account for any imputed income from the forgiveness of any accrued interest.

   The Employment Agreement and the Note provide that the Note shall be repaid March 15, 2004 or within fourteen business days of Mr. Ray's last day of employment by the Company, whichever first occurs.

INCENTIVE STOCK OPTIONS

     The following table presents information with respect to grants of incentive stock options that were made during the fiscal year ended September 30, 2000 to each of the named executive officers.

             OPTION GRANTS IN LAST FISCAL YEAR
                   INDIVIDUAL GRANTS (1)
                   ---------------------

                                                                       Potential
                                                                       Realizable
                  Number of                                         Value at Assumed
                  Securities   % of Total                             Annual Rates
                  Underlying    Options                              of Stock Price
                   Options     Granted to     Exercise             Appreciation For
                   Granted    Employees in     Price     Expiration   Option Term
        Name      (#shares)   Fiscal Year  ($/share) (2)    Date      5%       10%
        ----      ---------   -----------  -------------    ----    -----     -----

Joseph P. Bellino   10,000      100.00%       $11.938     10/1/09  $79,870  $119,770


---------------

(1) Options granted in fiscal year 2000 to the named individual become exercisable at a rate of 20% per year beginning with the first anniversary of the grant.

(2) Option grants granted in fiscal year 2000 to the named individual were made at 100% of fair market value on the date of grant.

OPTION EXERCISES AND HOLDINGS

          The following table presents information with respect to stock options exercised during the last fiscal year by the named executive officers, as well as the status and current value of unexercised incentive stock options held as of September 30, 2000.

        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
               AND FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED
                                                   OPTIONS AT              VALUE OF UNEXERCISED
                                               SEPTEMBER 30, 2000        IN-THE-MONEY OPTIONS AT
                 SHARES ACQUIRED                   (# SHARES)              SEPTEMBER 30,2000(2)
                   ON EXERCISE   VALUE             ---------               --------------------
NAME                (# SHARES)  REALIZED  EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                ----------  --------  -----------  -------------   -----------   -------------

Merwin J. Ray          None        $0        47,500        37,500           $0             $0

Bradford T. Ray        None         0        63,500        29,000            0              0

Michael J. Carroll     None         0        46,500        26,000            0              0

Howard F. Bates, Jr.   None         0        50,500        12,000            0              0

Joseph P. Bellino      None        0         12,000        33,000            0              0

---------------
(1) Pre-tax value based on closing price on exercise date.

(2) Pre-tax value based on the fiscal year-end closing price of $6.313 per share.

RETIREMENT PLAN

          The Company maintains a 401(k) defined contribution retirement plan. The Company's matching contribution to each of the named executive officer's defined contribution plan has been included under the caption "All Other Compensation" in the summary compensation table.

CERTAIN TRANSACTIONS

          Bradford T. Ray is a director and a shareholder of The Peregrine Company, formerly The Vega Company ("Peregrine"). Peregrine was organized in 1994 to engage in the business of purchasing and reselling scrap steel products. Steel Technologies is a major supplier to Peregrine. Total amounts paid by Peregrine to Steel Technologies in fiscal 2000 for scrap steel products were approximately $5,007,387. Stuart N. Ray, a director of Peregrine, became the majority shareholder in April 1998. Stuart N. Ray is the brother of Bradford T. Ray and Vice President of the Company. In July 1995, the Board of Directors approved the sale of scrap steel products to Peregrine and its predecessor entity, in such amounts, for such prices, and upon such terms as the authorized officer of the Company from time to time determines to be in the best interests of the Company. Management reports all transactions with Peregrine to the Audit Committee of the Board of Directors as frequently as requested by the Committee, but at least annually.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the Company's executive compensation program. The Committee presently consists of Ralph W. McIntyre, Chairman, Jimmy Dan Conner, Andrew J. Payton, and Doug A. Bawel, all of whom are outside Directors.
The Committee meets at least annually to review the compensation program for the executive officers of the Company. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors except where required to be made solely by the Committee. No member of the Committee is eligible to participate in any of the compensation plans or programs it administers.


COMPENSATION POLICY

          The compensation policy of the Committee is based upon several goals. They are as follows:

          -    To encourage the achievement of strong
               financial and operational performance of the Company;

          - To align compensation with the Company's annual and long-term business strategies and objectives; and

          - To attract, retain, and motivate top quality executives.


EXECUTIVE COMPENSATION PROGRAM

          The Committee believes that a meaningful portion of the compensation paid to executive officers should relate to both the short-term and long-term profitability of the Company.
Therefore, the executive officers' compensation program is composed of base salary, bonus, and long-term incentive compensation. The Committee believes that this combination reflects the Committee's policy that the executive officers' compensation should be related to profitability.

          BASE SALARY AND BONUS. The Committee's practices in determining base salaries for the executive officers are largely subjective and not subject to specific measurement criteria. The Committee reviews information regarding historical compensation for each executive officer on an individual basis as well as the relationship of the individual's compensation to the overall compensation of all executive officers of the Company. Additionally, the Committee considers the relationship of the executive officers' compensation to the compensation of other executive officers in the intermediate steel processing industry. This group includes the peer group used for stock performance comparisons under the caption "Performance Graph" appearing elsewhere in this Proxy Statement. The Committee also solicits recommendations from the Chairman of the Board for annual compensation of the executive officers. No specific weighting is given to any of the foregoing factors in evaluating annual compensation for the executive officers.

          A significant amount of each executive's compensation is tied to the Company's profitability and is the largest variable in determining annual compensation. The Company's executive officers, along with certain other key employees, participate in the Company's cash bonus plan (the "Bonus Plan"). The Bonus Plan provides that the participants receive an amount equal to approximately 6.5% of the Company's adjusted net income. Each executive officer's participating percentage in the bonus program can be adjusted, up or down, based upon performance as determined by the Committee after consultation with the Chairman of the Board. Bonuses paid can account for as much as 66.7% of a participant's total annual compensation.

          The Committee believes that the bonus portion of the executive compensation program is effective in motivating the executive officers of the Company to use their leadership to improve the profitability of the Company. The Committee also believes that an adequate base salary is necessary to retain effective executive officers and encourage management to make decisions in the short and long-term best interest of the Company.


          LONG-TERM INCENTIVES. The Committee believes that, in addition to the cash Bonus Plan, which should motivate the executive officers to improve current profitability, it is appropriate for the Company to provide long-term incentives to motivate the executive officers to improve long-term profitability as well.

          The executive officers of the Company still have outstanding options under the initial Incentive Stock Option Plan, which expired in 1995, and under the Steel Technologies Inc. 1995 Stock Option Plan (the "1995 Plan"). The purpose of the 1995 Plan is to further the interests of the Company by encouraging key employees, including the executive officers, to remain as employees and by providing the employees with additional incentives for performance and efficiency. At the January 27, 2000 Annual Shareholders Meeting, the Shareholders approved the Steel Technologies Inc. 2000 Stock Option Plan (the "2000 Plan"). The Committee believes the 2000 Plan will give the Committee additional flexibility to provide incentives to the executive officers to improve the performance of the Company consistent with the long-term best interests of the shareholders. The 2000 Plan includes both qualified incentive stock options and non-qualified stock options. The Committee believes that the 2000 Plan provides the Company with the ability sufficient to meet the goals of the executive compensation program as it aligns the interest of the executive officers with the interest of the shareholders by providing value to the executive officers directly tied to the value of the Company's stock.

          Factors considered by the Committee in granting new stock options to the executive officers include the position held by each individual in the Company, the individual's performance, and the timing and amount of previous grants. The Committee issued 10,000 options to an executive officer in fiscal 2000, all of which were previously authorized and from the 1995 Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          On November 12, 1999, the Board of Directors promoted Mr. Bradford T. Ray to the position of Vice Chairman of the Board & Chief Executive Officer having previously held the positions of President & Chief Operating Officer. Mr. Merwin J. Ray is the Chairman of the Board of Directors and held the position of Chief Executive Officer prior to November 12, 1999. Consistent with the Committee's general philosophy for compensation, Merwin J. Ray and Bradford T. Ray are compensated through base salary, bonus and incentive compensation. As with other executive officers, the profitability of the Company is the primary variable in the compensation paid to these executive officers.
In evaluating annual compensation for these executive officers, the Committee examines the operating performance of the Company for prior years, as well as the projections and expectations for the current year and considers the reported compensation of companies included in its peer group.

          Under the direction of the Chief Executive Officer, Mr. Merwin J. Ray, and, since November 12, 1999, Mr. Bradford T. Ray, the Company has continued to make substantial capital expenditures in new and improved equipment and facilities, as well as investments in acquisitions, subsidiaries and joint ventures, all with the effect of diversifying the Company's products and services. This aggressive commitment to capital and market expansion enables the Company to increase the products and services offered to the marketplace and expand its capabilities to meet its customers' increasing needs, all of which are expected to add to shareholder value. The Committee believes that the performance and direction of these Chief Executive Officers have been critical to the success of the Company. In determining the Chief Executive Officers' base salary and bonus percentage for 2000, the Committee noted these factors as well as the Company's operational and financial results for fiscal 1999 in relation to fiscal 1998, including a 7% increase in revenues and a 59% increase in net income. As described in the text of the Proxy, the Board of Directors approved, upon recommendation of the Committee, the Company entering into an Employment Agreement with Mr. Bradford T. Ray effective March 16, 2000 (the "Agreement"). The Committee concluded that it was in the best interests of the Company to enter into this four-year agreement with Mr. Bradford T. Ray. By entering into this Agreement, which includes, among other things, a non-competition clause and a Promissory Note which is required to be paid off over the next four years, the Committee believes that the Company is in the best position to retain the services of Mr. Bradford T. Ray. Before deciding upon the terms of this Agreement, a survey was conducted of the total compensation package for the Chief Executive Officer of each company in its peer group. Based upon the results of the survey, the Committee concluded that it has included in the Agreement a total compensation package consistent with the reported total Chief Executive Officer compensation package of companies in its peer group.

          The Committee believes the variable components of the Chief Executive Officer's compensation provide performance-related compensation adequate to motivate the Chief Executive Officer to use his leadership to improve the Company's profitability. A substantial portion of the Chief Executive Officer's annual compensation corresponds directly to the financial performance of the Company through his participation in the Bonus Plan. The Chief Executive Officer also benefits from the appreciation in value of the Company's stock through the Company's stock option plans. The Committee takes note of the fact that Mr. Merwin J. Ray and Mr. Bradford T. Ray each own a significant number of shares of the Company's stock, and believes that their ownership interest creates an additional incentive to provide the leadership necessary to improve the long-term profitability of the Company.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

          Section 162(m) of the Internal Revenue Code, added as part of the Omnibus Budget Reconciliation Act of 1993, imposes a limitation on deductions that can be taken by a publicly held corporation for compensation paid to certain of its executives. Under Section 162(m), a deduction is denied for compensation paid in a tax year beginning on or after January 1, 1994, to a corporation's chief executive officer or any of its other four most highly compensated officers to the extent that such compensation exceeds $1 million. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

          The Committee has carefully considered the effect of
Section 162(m) on the Company's existing compensation program. For the foreseeable future, the Committee anticipates that compensation received by its covered executives will be well within the limits on deductibility. The Committee has been advised that, based on regulations issued by the Internal Revenue Service, outstanding stock options granted under the Company's Prior Plan, the 1995 Plan, and the 2000 Plan will be unaffected by Section 162(m).

          The Committee is aware that compensation attributable to certain stock options which may be granted in the future under the 2000 Plan may not qualify for the exemption made for performance-based compensation. For the present time, the Committee believes that the 2000 Plan provides a valuable opportunity for compensating the Company's key executives whether or not a portion of any compensation which might be derived thereunder is non-deductible. The Committee will continue to assess the practical impact of Section 162(m) on the Company's executive compensation program and determine what additional action, if any, is appropriate. For the foreseeable future, the Committee does not expect Section 162(m) to have any practical effect on the Company's compensation program.


                         COMPENSATION COMMITTEE


                         Ralph W. McIntyre, Chairman
                         Doug A. Bawel
                         Jimmy Dan Conner
                         Andrew J. Payton

                     AUDIT COMMITTEE REPORT

          The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2000, with the Company's management and PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

          The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1
(Independence Discussions with Audit Committees) and the Audit
Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

          Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, for filing with the Securities and Exchange Commission.



                         AUDIT COMMITTEE


                         Andrew J. Payton, Chairman
                         Doug A. Bawel
                         Jimmy Dan Conner
                         William E. Hellmann
                         Ralph W. McIntyre

                        PERFORMANCE GRAPH

          The following performance graph compares the performance of the Company's Common Stock to the Russell 2000 Index and to a peer group for the Company's last five fiscal years. Since there is no nationally recognized industry index consisting of intermediate steel processors or specialty metal distributors to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of seven companies, which represent the other public companies in the industry -- Worthington Industries, Inc., A.M. Castle and Co., Huntco Inc., Shiloh Industries, Inc., Gibraltar Steel Corporation, Olympic Steel, Inc., and Cold Metal Products, Inc. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1995 and that all dividends were reinvested.

          COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

     Among Steel Technologies, Inc., The Russell 2000 Index
                        And A Peer Group



                                       Measurement Period
                                     (Fiscal Year Covered)
                        --------------------------------------------------
                         1995     1996     1997     1998    1999     2000
                         ----     ----     ----     ----    ----     ----
Steel Technologies Inc. $100.00 $126.01  $126.52   $74.36  $120.74  $66.44
Russell 2000 Index      $100.00 $113.13  $150.68  $122.03  $145.30 $161.60
Peer Group              $100.00 $122.67  $126.67   $82.12   $98.65  $62.21


$100 INVESTED ON 09/30/95 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING SEPTEMBER 30.

                      SHAREHOLDER PROPOSALS

          Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices in Louisville, Kentucky on or before August 17, 2001 for inclusion in the Company's proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

          The Company's Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to a meeting of shareholders. Such notice must be submitted to the Secretary of the Company no earlier than 90, nor later than 60 days, before an annual meeting, and must contain the information prescribed by the Bylaws, copies of which are available from the Secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in the Company's proxy statement.

                          OTHER MATTERS

          The Board of Directors knows of no business, which will be presented for consideration at the Annual Meeting other than that described above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.


                              By Order of the Board of Directors


                              John M. Baumann, Jr.
                              Secretary

Louisville, Kentucky
December 15, 2000

                            EXHIBIT A
                     STEEL TECHNOLOGIES INC.

                     AUDIT COMMITTEE CHARTER
                     -----------------------


ORGANIZATION

     There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed solely of outside directors who are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. All committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the corporate directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, internal controls, financial reporting and disclosure practices of the corporation, legal and ethical compliance procedures and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the corporation. The Audit Committee shall have a clear understanding with management and with the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the corporation's shareholders.

RESPONSIBILITIES

     In carrying out its responsibilities, the Board of Directors believes the policies and procedures of the Audit Committee should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

     - Review and recommend to the Board of Directors the selection and retention of independent auditors to audit the financial statements of the corporation and its divisions and subsidiaries, or the discharge of such independent auditors. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships the independent auditors have with the corporation to determine their continued independence. The Audit Committee will discuss with the independent auditors the matters included in the written disclosures required by the Independence Standards Board.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors. The Audit Committee will also discuss the estimated cost of the annual audit and the level and scope of non-audit services provided by the independent auditors.

     - Review with the independent auditors, the corporation's internal auditors, and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation and adopt any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

     - Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Discuss with the independent auditors the appropriateness of the accounting principles and financial disclosure practices used or proposed to be adopted by the corporation.

     - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of Management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit. The Audit Committee should consult periodically with the independent auditors out of the presence of management about the adequacy of the corporation's internal control structure and the completeness and accuracy of the corporation's financial statements.

     - Establish, review and update when appropriate a code of business conduct and ensure that management has established a system to enforce this code.

     - Conduct an appropriate review of all related party transactions on a continuing basis and review potential conflict of interest situations where appropriate.

     - Review the corporation's accounting and financial staffing.

     -    Submit the minutes of all meetings of the Audit
          Committee to or discuss the matters discussed at each committee meeting with, the Board of Directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     -    Review and update this Charter on an annual basis.

     - Perform such other duties and functions consistent with this Charter, the corporation's bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

PROXY
                     STEEL TECHNOLOGIES INC.
   This Proxy is Solicited on behalf of the Board of Directors

     The undersigned hereby appoints Merwin J. Ray and Bradford
T. Ray, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them to vote an act with respect to all shares of common stock Steel Technologies Inc. which the undersigned is entitled to vote a the Annual Meeting of Shareholders to be held on Thursday, January 25, 2001 at 9:00 A.M. EST, at the Louisville Marriott East, 1903 Embassy Square Boulevard (I-64 and Hurstbourne Lane), Louisville, Kentucky, an at any and all adjournments within 120 days thereof.

     The Board of Directors recommends a vote FOR each of the following proposals:

     1.   ELECTION OF DIRECTORS

          [ ]  FOR all nominees listed  [ ]  WITHHOLD AUTHORITY
               below (except as marked       to vote for all
               to the contrary below)        nominees listed
                                             below

          NOMINEES:  Michael J. Carroll, Howard F. Bates, Jr.,
     William E. Hellmann

     (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below. Unless authority to vote for all the nominees listed above is withheld, the proxy will be deemed to confer authority to vote for every nominee whose name is not entered below.)


----------------------------------------------------------------

     2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

     THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE


     The proxies shall vote such shares as specified herein. If a choice is not specified, they shall vote for the election of all nominees for directors and in favor of proposals 2.

                              Dated:
                                    --------------------, ------


                              ----------------------------------
                              Signature


                              ---------------------------------
                              Signature

                              Name (s) should be signed exactly
                              as shown to the left hereof.  Title
                              should be added if signing as
                              executor,  administrator, trustee,
                              etc.

                              PLEASE DATE, SIGN AND RETURN THIS
                              PROXY PROMPTLY IN THE ACCOMPANYING
                              ENVELOPE.